Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES THIRD QUARTER FISCAL 2016 RESULTS
Net Sales Increased 5.8% to $68.5 million
Adjusted EBITDA Increased 6.2% to $14.1 million
Adjusted Fully Distributed Net Income Per Share Increased 17.6% to $0.40
Loudon, TN - May 4, 2016 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the third quarter of fiscal 2016 ended March 31, 2016.
Highlights for the Third Quarter of Fiscal 2016

•	Net sales increased 5.8% to $68.5 million compared to the third quarter of fiscal 2015.

•	Net sales per unit increased 8.6% to $71,769 and net sales per unit in the U.S. increased 10.6% to $75,338 compared to the third quarter of fiscal 2015.

•	Gross profit increased 2.8% to $18.4 million compared to the third quarter of fiscal 2015.

•	Adjusted EBITDA increased 6.2% to $14.1 million from the same period in fiscal 2015.

•
Adjusted fully distributed net income at $7.7 million was in line with the third quarter of fiscal 2015 and adjusted fully distributed net income per share increased 17.6% to $0.40 over the same period.

Jack Springer, Chief Executive Officer, stated, "Again, Malibu completed a successful quarter, our fiscal third quarter. The business, despite substantial international headwinds and an uncertain economic environment, continues to perform at a high level. We have been focused on consistently executing the fundamentals of our business and on those factors we can control. That strategy continues to serve us well as we have again met our key objectives. Our strategies of owning the technology and innovation side of the industry, offering the best integrated wake and surfing system on the market, driving demand through consistent new product and feature launches, maximizing productivity and quality through vertical integration, and being the best operator among marine companies continues to drive success. Importantly, our investments in the pace of new model introductions, trailer manufacturing and strong intellectual property all were key to our sustained performance. In the third quarter, orders at boat shows for our new boat models - the Axis A20, the Malibu Wakesetter 20 VTX, the Malibu Wakesetter 25 LSV and the Malibu M235 - were strong and the 25 LSV continues to significantly outperform our expectations."

Mr. Springer continued, "The recovery and strength in the U.S. market continues to grow meaningfully at retail, but a strong U.S. dollar and lingering oil and gas concerns are negatively affecting and muting the positive U.S. performance. International wholesale shipments are down substantially as our international dealers continue to manage inventory levels. Conversely, we have continued to see increased precipitation in the western region of United States which we believe could be a positive factor later this spring and summer, if it continues. We are seeing strong growth in the entry segment that Axis serves and the new Malibu product is having a noticeable impact in the premium segment. Malibu, as a company, is well positioned, as we have the leading market share in all segments, whether “Premium”, “Entry” or “Total” Performance Sports Boats.

"We will continue to closely watch the global environment, along with the domestic segment, and focus on delivering results."

Exhibit 99.1

Results of Operations for the Third Quarter of Fiscal 2016

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
	(In thousands, except unit and per unit data)
Net sales	$68,539	$64,762	$186,285	$167,905
Cost of sales	50,133	46,865	137,290	123,751
Gross profit	18,406	17,897	48,995	44,154
Operating expenses:
Selling and marketing	1,574	1,657	5,998	5,326
General and administrative	4,462	6,124	13,281	17,090
Amortization	545	593	1,637	1,912
Operating income	11,825	9,523	28,079	19,826
Other income (expense):
Other	40	1,650	64	1,650
Interest expense	(1,249)	(116)	(2,927)	(272)
Other income (expense)	(1,209)	1,534	(2,863)	1,378
Net income before provision for income taxes	10,616	11,057	25,216	21,204
Provision for income taxes	4,109	3,414	9,011	5,596
Net income	6,507	7,643	16,205	15,608
Net income attributable to non-controlling interest	731	3,278	1,767	6,600
Net income attributable to Malibu Boats, Inc.	$5,776	$4,365	$14,438	$9,008

Unit volumes	955	980	2,647	2,500
Net sales per unit	$71,769	$66,084	$70,376	$67,162
Comparison of the Third Quarter Ended March 31, 2016 to the Third Quarter Ended March 31, 2015
Net sales for the three months ended March 31, 2016 increased $3.8 million, or 5.8%, to $68.5 million as compared to the three months ended March 31, 2015. Included in net sales for the three months ended March 31, 2016 and March 31, 2015 were net sales of $5.5 million and $5.3 million, respectively, attributable to our Australian business. Unit volume for the three months ended March 31, 2016 decreased 25 units, or 2.6%, to 955 units as compared to the three months ended March 31, 2015 primarily driven by currency related challenges in international markets outside Australia, including Canada. Net sales per unit, however, increased approximately 8.6% to $71,769 per unit for the three months ended March 31, 2016 compared to the three months ended March 31, 2015, primarily driven by year over year price increases, including a large price increase in our Australian operations, and the mix of larger model sales such as the 25 LSV and M235, which carry a higher average selling price as well as demand for optional features and trailers. This was partially offset by increased discount activity on, among others, international sales to offset the impact of negative foreign currency fluctuations on sales prices attributable to a strengthened U.S. Dollar and increased sales of our Axis brand which carries a lower average selling price than our Malibu brand.
Cost of sales for the three months ended March 31, 2016 increased $3.3 million, or 7.0%, to $50.1 million as compared to the three months ended March 31, 2015. The increase in cost of sales in the third quarter of fiscal 2016 was primarily due to the mix of larger model sales noted previously, which have higher material content and labor hours, as well as increased sales of boat parts, and higher warranty expense attributable to the extension of our warranty coverage period from three to five years on both Malibu and Axis brands.
Gross profit for the three months ended March 31, 2016 increased $0.5 million, or 2.8%, to $18.4 million compared to the three months ended March 31, 2015. The increase in gross profit resulted primarily from our mix of larger model sales and increased demand for options, trailers, and boat parts. Gross margin for the three months ended March 31, 2016 decreased 79 basis points from 27.6% to 26.9% over the same period in the prior fiscal year. The

Exhibit 99.1

decrease in gross margin was driven primarily by discounting on international sales and lower margins in our Australian operations caused by the higher U.S. Dollar denominated costs.
Selling and marketing expense for the three month period ended March 31, 2016 decreased approximately $0.1 million, or 5.0%, to $1.6 million compared to the three months ended March 31, 2015, due primarily to the timing of marketing events. General and administrative expenses for the three months ended March 31, 2016 decreased $1.7 million, or 27.1%, to $4.5 million as compared to the three months ended March 31, 2015, largely due to a decrease in legal, offering, and acquisition related costs which, in the third quarter of fiscal 2015, were associated with our Nautique litigation, Australian acquisition, and our tender offer completed in April 2015; offset by higher stock compensation expense associated with share-based awards granted in the second quarter of fiscal 2016.
Operating income for the three month period ended March 31, 2016, increased to $11.8 million from $9.5 million for the three month period ended March 31, 2015. Adjusted EBITDA in the third quarter of fiscal 2016 increased 6.2% to $14.1 million from $13.3 million, and Adjusted EBITDA margin increased to 20.6% from 20.5% in the third quarter of fiscal 2015.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss third quarter fiscal 2016 results today, May 4, 2016, at 8:30 a.m. Eastern Daylight Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #32499875.
Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statements in this press release concerning the impact of increased precipitation in the western region of the United States, and that we will continue to focus on delivering results.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"). Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in

Exhibit 99.1

assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense and offering related expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all Units ("LLC Units") of Malibu Boats Holdings, LLC (the "LLC") into shares of Class A common stock, which results in the elimination of noncontrolling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of noncontrolling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of noncontrolling interest as a result of member exchanges of LLC Units into shares of Class A Common Stock.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478

Zac Lemons
Investor Relations
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net sales	$68,539	$64,762	$186,285	$167,905
Cost of sales	50,133	46,865	137,290	123,751
Gross profit	18,406	17,897	48,995	44,154
Operating expenses:
Selling and marketing	1,574	1,657	5,998	5,326
General and administrative	4,462	6,124	13,281	17,090
Amortization	545	593	1,637	1,912
Operating income	11,825	9,523	28,079	19,826
Other income (expense):
Other	40	1,650	64	1,650
Interest expense	(1,249)	(116)	(2,927)	(272)
Other income (expense)	(1,209)	1,534	(2,863)	1,378
Net income before provision for income taxes	10,616	11,057	25,216	21,204
Provision for income taxes	4,109	3,414	9,011	5,596
Net income	$6,507	$7,643	16,205	15,608
Net income attributable to non-controlling interest	731	3,278	1,767	6,600
Net income attributable to Malibu Boats, Inc.	$5,776	$4,365	$14,438	$9,008

Comprehensive income (loss):
Net income	$6,507	$7,643	$16,205	$15,608
Other comprehensive loss, net of tax:
Change in cumulative translation adjustment	686	(858)	37	(2,019)
Other comprehensive loss, net of tax	686	(858)	37	(2,019)
Comprehensive income, net of tax	7,193	6,785	16,242	13,589
Less: comprehensive income attributable to non-controlling interest, net of tax	$808	$2,101	1,774	4,226
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$6,385	$4,684	$14,468	$9,363

Weighted average shares outstanding used in computing net income per share:
Basic	17,975,714	15,671,922	17,968,106	15,599,037
Diluted	18,002,858	15,676,243	18,022,339	15,600,315
Net income available to Class A Common Stock per share:
Basic	$0.32	$0.28	$0.80	$0.58
Diluted	$0.32	$0.28	$0.80	$0.58

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	March 31, 2016	June 30, 2015
Assets
Current assets
Cash	$19,068	$8,387
Trade receivables, net	16,503	9,482
Inventories, net	24,046	20,393
Deferred tax asset	509	629
Prepaid expenses and other current assets	3,135	1,370
Total current assets	63,261	40,261
Property and equipment, net	17,905	14,946
Goodwill	12,676	12,665
Other intangible assets, net	12,347	13,995
Debt issuance costs, net	974	1,158
Deferred tax asset	102,497	106,001
Other assets	48	102
Total assets	$209,708	$189,128
Liabilities
Current liabilities
Current maturities of long-term debt	$8,000	$6,500
Accounts payable	18,648	9,151
Accrued expenses	13,199	14,135
Income taxes and tax distribution payable	296	784
Payable pursuant to tax receivable agreement, current portion	2,969	2,969
Total current liabilities	43,112	33,539
Deferred tax liabilities	984	1,084
Payable pursuant to tax receivable agreement	93,619	93,501
Long-term debt	66,000	72,000
Other long-term liabilities	958	275
Total liabilities	204,673	200,399
Stockholders' Equity (Deficit)
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 17,919,408 shares issued and outstanding as of March 31, 2016; 100,000,000 shares authorized; 17,858,726 issued and outstanding as of June 30, 2015	179	178
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 23 shares issued and outstanding as of March 31, 2016; 25,000,000 shares authorized; 24 issued and outstanding as of June 30, 2015	—	—
Additional paid in capital	34,237	32,973
Accumulated other comprehensive loss	(2,044)	(2,081)
Accumulated deficit	(31,869)	(46,239)
Total stockholders' equity (deficit) attributable to Malibu Boats, Inc.	503	(15,169)
Non-controlling interest	4,532	3,898
Total stockholders’ equity (deficit)	5,035	(11,271)
Total liabilities and stockholders' equity (deficit)	$209,708	$189,128

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net income	$6,507	$7,643	$16,205	$15,608
Provision for income taxes	4,109	3,414	9,011	5,596
Interest expense	1,249	116	2,927	272
Depreciation	833	622	2,449	1,791
Amortization	545	593	1,637	1,912
Professional fees [1]	404	(408)	622	3,068
Acquisition and integration related expenses [2]	—	366	401	1,666
Stock based compensation expense [3]	459	314	1,464	1,131
Offering related expenses [4]	—	628	—	728
Adjusted EBITDA	$14,106	$13,288	$34,716	$31,772
Adjusted EBITDA margin	20.6%	20.5%	18.6%	18.9%

(1)
Represents legal and advisory fees related to our intellectual property litigation with Pacific Coast Marine Windshields Ltd. ("PCMW"), Nautique Boat Company, Inc., and MasterCraft Boat Company, LLC. In addition, income from the settlement of our patent infringement litigation with Nautique in February 2015 is included in the three and nine months ended March 31, 2015.

(2)
Represents legal and advisory fees as well as integration related costs incurred in connection with ongoing and completed acquisition activities, including our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014.

(3)
Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(4)
For the three and nine months ended March 31, 2015, this represents legal, accounting and other expenses directly related to our April 2015 tender offer and for the nine months ended March 31, 2015, expenses directly related to our follow-on offering that closed on July 15, 2014. There were no such offerings for the three and nine months ended March 31, 2016.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table sets forth a reconciliation of net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except share and per share data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015

Net income attributable to Malibu Boats, Inc.	$5,776	$4,365	$14,438	$9,008
Provision for income taxes	4,109	3,414	9,011	5,596
Professional fees [1]	404	(408)	622	3,068
Acquisition and integration related expenses [2]	—	366	401	1,666
Fair market value adjustment for interest rate swap [3]	510	—	685	—
Stock based compensation expense [4]	459	314	1,464	1,131
Offering related expenses [5]	—	628	—	728
Net income attributable to non-controlling interest [6]	731	3,278	1,767	6,600
Fully distributed net income before income taxes	11,989	11,957	28,388	27,797
Income tax expense on fully distributed income before income taxes [7]	4,256	4,245	10,078	9,868
Adjusted fully distributed net income	7,733	7,712	$18,310	$17,929

Adjusted Fully Distributed Net Income per share of Class A Common Stock [8]:
Basic	$0.40	$0.34	$0.94	$0.79
Diluted	$0.40	$0.34	$0.94	$0.79

Weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [9]:
Basic	19,380,638	22,678,824	19,375,330	22,601,655
Diluted	19,380,638	22,678,824	19,375,330	22,601,655

(1)
Represents legal and advisory fees related to our intellectual property litigation with Pacific Coast Marine Windshields Ltd., Nautique Boat Company, Inc., and MasterCraft Boat Company, LLC. In addition, income from the settlement of our patent infringement litigation with Nautique in February 2015 is included in the three and nine months ended March 31, 2015.

(2)
Represents legal and advisory fees as well as integration related costs incurred in connection with ongoing and completed acquisition activities, including our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014.

(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015.
(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)
For the three and nine months ended March 31, 2015, this represents legal, accounting and other expenses directly related to our April 2015 tender offer and for the nine months ended March 31, 2015, expenses directly related to our follow-on offering that closed on July 15, 2014. There were no such offerings for the three and nine months ended March 31, 2016.

(6)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(7)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% of income before income taxes for the three and nine months ended March 31, 2016 and 2015, assuming the conversion of all LLC Units into shares of Class A Common Stock and the tax impact of excluding offering related expenses. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, state taxes attributable to the LLC, and foreign income taxes attributable to our Australian based subsidiary.

(8)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (9) below.
(9)
Represents the weighted average shares outstanding during the applicable period calculated as (i) the weighted average shares outstanding during the applicable period of Class A Common Stock, (ii) the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis and (iii) the weighted average fully vested restricted stock units outstanding during the applicable period that were convertible into Class A Common Stock and granted to directors for their services.

Exhibit 99.1